Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

TRANSDIGM INC.,

TDG RISE MERGER SUB, INC.

and

SERVOTRONICS, INC.

dated as of May 18, 2025

i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 18, 2025 (this “Agreement”), is made by and among Servotronics, Inc., a Delaware corporation (the “Company”), TransDigm Inc., a Delaware corporation (“Parent”), and TDG Rise Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.01 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, pursuant to this Agreement, in furtherance of the acquisition of the Company by Parent, Parent shall cause Merger Sub to (and Merger Sub has agreed to) commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase any and all of the issued and outstanding shares of common stock, par value $0.20 per share, of the Company (the “Company Shares”), at a price per Company Share of $38.50 (such amount or any higher amount per Company Share that may be paid pursuant to the Company Share Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement (the “Offer”);

WHEREAS, as soon as practicable following the Acceptance Time, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, with the Merger to be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the terms of this Agreement and the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) determined that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL, and (iv) recommended that the Company’s stockholders accept the Offer and tender their Company Shares to Merger Sub in response to the Offer;

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement;

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, certain Persons, in their capacity as stockholders of the Company, have concurrently herewith entered into a Tender and Support Agreement (collectively, the “Tender and Support Agreements”) in connection with the Offer and the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE OFFER AND THE MERGER

Section 1.01     The Offer.

(a)      Provided that this Agreement shall not have been terminated in accordance with ARTICLE VII, as promptly as practicable (but in no event later than fifteen (15) Business Days) after the date hereof, subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.01(g) and Section 1.02(b), Merger Sub shall (and Parent shall cause Merger Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for cash any and all issued and outstanding Company Shares at the Offer Price. Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, purchase and pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer, subject only to: (a) there being validly tendered (but excluding any Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL) in the aggregate and not properly withdrawn prior to the Expiration Date that number of Company Shares that, together with the number of Company Shares (if any) then owned by the Parent, equals at least a majority of the sum of the number Company Shares then issued and outstanding and the number of Company Shares then reserved for issuance pursuant to outstanding Company PSUs (the “Minimum Condition”); (b) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and (c) the satisfaction, or waiver by Merger Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition and the Termination Condition, the “Tender Offer Conditions”).

(b)      On or prior to the date that Merger Sub becomes obligated to pay for Company Shares pursuant to the Offer, Parent shall provide or cause to be provided to Merger Sub on a timely basis funds sufficient to purchase and pay for any and all Company Shares that Merger Sub shall become obligated to accept for payment and purchase pursuant to the Offer. Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Merger Sub, of the other Tender Offer Conditions, Merger Sub shall accept for payment (the time of such acceptance, the “Acceptance Time”) all Company Shares validly tendered and not properly withdrawn pursuant to the Offer promptly following the Expiration Date, and pay for such Company Shares promptly after the Acceptance Time, and in any event, no more than three (3) Business Days after the Acceptance Time. The Offer Price payable in respect of each Company Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement.

(c)       The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with applicable Law and this Agreement, including the Tender Offer Conditions. To the extent permitted by applicable Law, Parent and Merger Sub expressly reserve the right to, at any time and from time to time, increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that except with the prior written approval of the Company, Merger Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer), (iii) reduce the maximum number of Company Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition or the Termination Condition, (v) amend or modify any other terms of the Offer in a manner adverse to the holders of Company Shares, (vi) impose conditions to the Offer that are in addition to the Tender Offer Conditions, (vii) except as provided in Section 1.01(e) and Section 1.01(f), terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date, or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

(d)      Unless extended in accordance with the terms of this Agreement, the Offer shall expire at one (1) minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)       If on any then scheduled Expiration Date, any of the Tender Offer Conditions have not been satisfied or waived by Merger Sub, then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten (10) Business Days each in order to permit the satisfaction or waiver of such conditions; provided, however, that Merger Sub shall not be (i) required (and Parent shall not be required to cause Merger Sub) to extend the Offer (A) beyond the Outside Date, (B) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to ARTICLE VII or (C) if the only Tender Offer Condition that is not satisfied or waived is the Minimum Condition and the Offer has already been extended for two periods of ten (10) Business Days each or (ii) permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company. The “Outside Date” shall be six (6) months from the date of this Agreement; provided, however, that, if all the Tender Offer Conditions, other than the condition described in paragraph (c)(i) of Annex I, shall have been satisfied or shall be capable of being satisfied as of such date, then the Outside Date may be extended by either the Company or Parent for a period of up to three (3) months by written notice to the other no later than five (5) Business Days prior to the Outside Date. In addition, Merger Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff or the NYSE American.

(f)       Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement has been validly terminated in accordance with ARTICLE VII. If this Agreement is validly terminated in accordance with ARTICLE VII prior to any scheduled Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours following such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Company Shares pursuant thereto. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the Acceptance Time, Merger Sub shall (and the Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Company Shares to the registered holders thereof and Merger Sub shall not (and Parent shall cause Merger Sub not to) accept any Company Shares pursuant to the Offer.

(g)       As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). Parent and Merger Sub agree to (i) make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act and (ii) cause the Offer Documents to be disseminated to holders of Company Shares, as and to the extent required by federal securities Laws, including the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Merger Sub agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Company Shares, as and to the extent required by federal securities Laws, including the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Merger Sub shall give due consideration to any additions, deletions or changes suggested thereto by the Company and its counsel. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents. In addition, Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall provide them a written summary of any oral comments, that Parent and Merger Sub or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(h)      Without limiting the generality of Section 5.15, Parent shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

Section 1.02     Company Actions.

(a)       Immediately following the filing of the Schedule TO, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.04, contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in customary form, and a notice, in compliance with Section 262 of the DGCL, of appraisal rights in connection with the Merger under the DGCL. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Company Shares, as and when required by the Exchange Act. If requested by Merger Sub, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares, together with the Offer Documents disseminated to the holders of Company Shares. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information included in, or incorporated by reference into, the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Company Shares, as and to the extent required by federal securities Laws, including the Exchange Act. Merger Sub and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel. In addition, the Company shall provide Merger Sub and its counsel with copies of any written comments, and shall provide them with a written summary of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Merger Sub and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel.

(b)      From time to time as reasonably requested by Merger Sub or its agents, the Company shall furnish or cause to be furnished to Merger Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Company Shares, as of the most recent practicable date, and shall promptly furnish Merger Sub with such information (including updated lists of holders of the Company Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Merger Sub or its agents may reasonably request in communicating with the record and beneficial holders of Company Shares. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any third parties to cooperate with Merger Sub to disseminate the Offer Documents to holders of Company Shares held in or subject to the Company Equity Plan and the ESOP, and to permit such holders of Company Shares to tender (or direct the tender) of Company Shares in the Offer. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement and (ii) use such information only in connection with the Offer and the Merger. If the Offer is terminated pursuant to Section 1.01 or if this Agreement is terminated pursuant to ARTICLE VII, Merger Sub and Parent will promptly deliver and direct their representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control, except to the extent a single copy of such information is contained on any back-up tape or other back-up media of Parent made in the ordinary course of business (which information so contained will remain subject to the Confidentiality Agreement and will be disposed of in the ordinary course of Parent’s data management practices).

Section 1.03     The Merger.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Offer, the Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b)       At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation.

(c)       At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold such position, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)      If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.04     Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place remotely as promptly as practicable following the Acceptance Time and in any event no later than the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing is to occur pursuant to this Section 1.04 is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub, and the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and/or time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

ARTICLE II
CONVERSION OF SECURITIES IN THE MERGER

Section 2.01     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)      Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time, other than Company Shares irrevocably accepted for payment in the Offer, Company Shares to be cancelled pursuant to Section 2.01(b) or Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Company Shares in accordance with Section 2.02. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.02.

(b)      Cancellation of Treasury Shares. Each Company Share held by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)      Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 1,000 shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

Section 2.02     Payment for Securities; Surrender of Certificates.

(a)       Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of delivering or causing to be delivered to each holder of Company Shares, the Merger Consideration that such holder shall become entitled to receive with respect to such holder’s Company Shares pursuant to this Agreement (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient for the Paying Agent to distribute the Merger Consideration to which holders of Company Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.01, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b)      Procedures for Surrender.

(i)      Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law (which certifications shall be deemed satisfied through submission of a duly executed Form W-9 or Form W-8, as applicable), and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.02(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.02(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (without interest and after giving effect to any required Tax withholdings as provided in Section 2.05), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii)     Book-Entry Company Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Company Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Company Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(a). In lieu thereof, each holder of record of one or more Book-Entry Company Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this ARTICLE II (after giving effect to any required Tax withholdings as provided in Section 2.05), and such Book-Entry Company Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Company Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law (which certifications shall be deemed satisfied through submission of a duly executed Form W-9 or Form W-8, as applicable) and be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Company Shares shall be entitled to receive in exchange therefor the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this ARTICLE II (without interest and after giving effect to any required Tax withholdings as provided in Section 2.05), and such Book-Entry Company Shares shall at the Effective Time be cancelled. Payment and delivery of the Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Company Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Company Shares representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c)       Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Company Shares that represented ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)       Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Company Shares on the six month anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Company Shares for the Merger Consideration in accordance with Section 2.02(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Company Shares and compliance with the procedures in Section 2.02(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Company Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Company Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.02(a), to pay for Company Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e)       Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Merger Consideration payable in respect thereof pursuant to Section 2.01(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.03     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.03), Company Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and the holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration without interest and subject to any withholding of Taxes required by applicable Law in accordance with this ARTICLE II and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

Section 2.04     Treatment of Restricted Stock and Performance Share Units Awards.

(a)       The Company shall take all requisite action so that, at the Effective Time, each Company Share subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under the Company Equity Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration less any applicable Taxes withheld with respect to such Company Restricted Share in accordance with Section 2.05.

(b)       The Company shall take all requisite action so that, at the Effective Time, each performance share unit with respect to the Company Shares (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company PSU to receive an amount in cash, with respect to the Company Shares underlying such Company PSU (at target level of attainment of the applicable performance criteria) equal to the product of (i) the Merger Consideration and (ii) the number of Company Shares underlying such Company PSU payable in accordance with Section 2.01, without interest and less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.05; provided, however, that to the extent any such payment would cause adverse taxation under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid (without interest) at the earliest time such payment would not cause adverse taxation under Section 409A of the Code.

(c)       The Company shall take all requisite action so that, as of the Effective Time, the 2022 Equity Incentive Plan (the “Company Equity Plan”), shall be terminated and no further Company Shares, Company Options, Company Restricted Shares, Company PSUs, Equity Interests or other rights with respect to Company Shares shall be granted or outstanding thereunder (other than the rights to receive payment with respect to Company Restricted Shares and Company PSUs as provided by this Section 2.04).

(d)       At the Closing, Parent shall deliver to the Company the aggregate amount payable to holders of Company Restricted Shares and Company PSUs pursuant to Section 2.04(a) – (b) and such amount shall be paid to entitled Company employees and former employees by the Company (net of applicable withholding) through the Company’s payroll system no later than the Surviving Corporation’s next regular payroll run that is at least five (5) Business Days after the Closing Date, and the Surviving Corporation shall timely remit all withholding Taxes in respect of such amounts to the IRS or other applicable Governmental Entity in accordance with applicable Law.

(e)       Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using reasonable best efforts to obtain any required consents) to effect the transactions described in this Section 2.04.

Section 2.05     Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be duly and timely remitted to the applicable Tax Authority and, when so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.06     Certain Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution with respect to Company Shares of additional Equity Interests convertible into or exchangeable for Company Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Offer Price and/or the Merger Consideration, as applicable, shall be equitably adjusted to reflect such event and to provide to holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.06 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.01).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this ARTICLE III to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2022 and publicly available at least 24 hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Company SEC Documents, and any other disclosures contained in such Company SEC Documents that are cautionary, predictive or forward-looking in nature and that are not statements of historical fact); provided that, the foregoing clause (b) shall not be applicable to Section 3.02 or Section 3.04, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01     Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

Section 3.02     Capitalization.

(a)       Capital Stock. The authorized capital stock of the Company consists of: (i) 4,000,000 Company Shares; and (ii) 4,000,000 shares of preferred stock, par value $0.20 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement: (A) 2,556,502 Company Shares were issued and outstanding (not including shares held in treasury); (B) 72,550 Company Shares were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any Company Shares. Other than as set forth in this Section 3.02, there are no Equity Interests or other voting securities in the Company that are issued, reserved for issuance or outstanding.

(b)       Stock Awards.

(i)      As of the date of this Agreement, an aggregate of 80,985 Company Shares were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plan. As of the date of this Agreement, 52,689 Company Shares were reserved for issuance pursuant to outstanding Company PSUs and 13,935 Company Restricted Shares were issued and outstanding (which, for the avoidance of doubt, are included in the issued and outstanding Company Shares in Section 3.02(a)). Section 3.02(b)(i) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Equity Plan: and (A) the name of the holder of such Company Equity Award; (B) the number of Company Shares subject to such outstanding Company Equity Award (and, with respect to Company PSUs, the number of Company Shares assuming target level of attainment of the applicable performance criteria); (C) the date on which such Company Equity Award was granted or issued; and (D) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof. All Company Shares subject to issuance under the Company Equity Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)     Except for the Company Equity Plan and as set forth in Section 3.02(b)(ii) of the Company Disclosure Schedule, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of Equity Interests or other voting securities of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Equity Interests or other voting securities (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding Company Shares, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)    There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries has violated any pre-emptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any Company Securities or Company Subsidiary Securities.

(c)       Company Subsidiary Securities. Section 3.02(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds (or has the right or obligation to acquire) an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens (other than Permitted Liens). There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations or other legally-binding commitments, agreements or arrangements of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.

Section 3.03     Authority; Execution and Delivery; Enforceability.

(a)       The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no Company stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity).

(b)       The Company Board, at a meeting duly called and held, at which all of the directors were present, unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Transactions, (ii) determining that the terms of the Agreement and the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) determining that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL and (iv) recommending that its stockholders accept the Offer and tender their Company Shares to Merger Sub in response to the Offer (the “Company Board Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(c)       The Company has not opted out of Section 251(h) of the DGCL in the Company Charter or taken any other action to preclude the Merger from being effected in accordance with Section 251(h) of the DGCL. The affirmative vote of the holders of a majority of the issued and outstanding Company Shares is the only vote of the holders of any class or series of Equity Interests of Company or other voting securities that, absent Section 251(h) of the DGCL, would have been necessary under Law and the Company Charter and Company Bylaws to adopt, approve or authorize this Agreement and consummate the Merger.

(d)       The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not and will not be applicable to this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the other Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.07, no other takeover, anti-takeover, business combination, moratorium, fair price, control share acquisition or similar Law applies to the Offer, the Merger or the other Transactions. The Company and its Subsidiaries do not have in effect any stockholder rights plan, “poison pill” or other similar plan or arrangement.

Section 3.04     No Conflicts.

(a)      None of the execution and delivery of this Agreement, the acceptance for payment or payment for Company Shares, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will, (i) conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) except as set forth in (a)Section 3.04(a) of the Company Disclosure Schedule, require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

(b)       Assuming the accuracy of the representations and warranties of the Parent in Section 4.03, none of the execution and delivery of this Agreement by the Company, the acceptance for payment or payment for Company Shares, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE American, (ii) the filing and effectiveness of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.05     SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)       The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2022 (the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b)       As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2022 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c)       The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments (none of which are material individually or in the aggregate) and the absence of notes. The Company SEC Financial Statements were prepared from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects, and complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(d)       The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financing reporting, and the Company has made available to Parent true and complete copies of any material written materials provided to the Company’s auditors or the audit committee of the Company Board relating to each of the foregoing. Neither the Company nor any of its Subsidiaries has made any prohibited loans or “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e)       The Company and its Subsidiaries do not have any liabilities or obligations of any nature, except (i) as specifically reflected or adequately reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Offer, the Merger or the Transactions, (iv) executory performance obligations under contracts to which the Company or any of its Subsidiaries is a party other than any Contracts set forth on Section 3.14(a) of the Company Disclosure Schedule, and (v) for liabilities and obligations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f)       Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.06     Absence of Certain Changes or Events. Since date of the most recent balance sheet included in the Company SEC Financial Statements to the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, (b) there has not been any change, event, development, condition or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.01.

Section 3.07     Taxes.

(a)       Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)       Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c)       Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(d)       Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(e)       Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(f)        Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g)       Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(h)       Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(i)        Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(j)        Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(k)       Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l)        Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.08     Intellectual Property.

(a)      Section 3.08(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”) together with the assignment status (if applicable) and the jurisdictions in which any such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of the registered owner or applicant, as applicable. With respect to each item of Company Registered Intellectual Property, (i) either the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), (ii) with the exception of the normal uncertainty regarding the ability of the Company or one of its Subsidiaries to successfully register any applications for Company Registered Intellectual Property, such item is subsisting, has not been abandoned or cancelled, and all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant Governmental Entities and domain name registrars to maintain such Company Registered Intellectual Property in full force and effect, and (iii) with the exception of the normal uncertainty regarding the ability of the Company or one of its Subsidiaries to successfully register any applications for Company Registered Intellectual Property, no Proceeding is pending or, to Knowledge of the Company, is threatened in writing, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Material Intellectual Property.

(b)      To the Knowledge of the Company, neither the conduct of the business of the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. As of the date of this Agreement, no Proceeding is pending, or to the Knowledge of the Company is threatened in writing, alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). Except as set forth on Section 3.08(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property.

(c)      All Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect the confidentiality of items of like importance. All former and current employees, personnel, consultants and independent contractors of the Company and its Subsidiaries, who have created, contributed to or participated in the conception or development of any Intellectual Property for the Company or any of its Subsidiaries have entered into valid and binding proprietary rights agreements with the Company or its applicable Subsidiary, vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries, and irrevocably waiving all of such Person’s moral rights therein, to the extent permissible under applicable Laws. As of the date of this Agreement, no such Person has asserted, and to the Company’s Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Intellectual Property.

(d)      No Company Owned Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the ownership or use thereof by the Company or any of its Subsidiaries, or restricting the sale or licensing thereof to any Person. Except as set forth in Section 3.08(d) of the Company Disclosure Schedule, to the Company’s Knowledge, at no time during the conception of or reduction to practice of any Company Owned Intellectual Property was any developer, inventor or other contributor to such Intellectual Property (i) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party, (ii) operating under any grants from any Governmental Entity, university, college, other educational institution or private source, or (iii) performing research sponsored by any Governmental Entity, university, college, other educational institution or private source. Except as set forth in Section 3.08(d) of the Company Disclosure Schedule, to the Company’s Knowledge no facilities of any university, college, other educational institution or research center were used in the development or reduction to practice of any Company Owned Intellectual Property.

Section 3.09     Compliance; Permits.

(a)       Compliance. The Company and each of its Subsidiaries are and, since January 1, 2022, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2022, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)       Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, Consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2022, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10     Legal Proceedings. As of the date of this Agreement, and except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Proceedings that: (a) does not involve an amount in controversy in excess of $250,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any Order, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company. Notwithstanding the foregoing, for all purposes of this Agreement, the Company does not make any representation or warranty (pursuant to this Section 3.10 or elsewhere in the Agreement) as to whether any of the transactions described herein will be the subject of any actual or threatened Proceedings after the date hereof or will be challenged under any Competition Laws.

Section 3.11     Employee Benefit Issues.

(a)      Schedule. Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, retirement, health, major medical, dental, life insurance, death, accidental death & dismemberment, disability, fringe (including Section 132 of the Code), or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its affiliates (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any liability (collectively, the “Company Benefit Plans”).

(b)      Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Benefit Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination, advisory or opinion letter received regarding the tax-qualified status of each Company Benefit Plan; (iii) the most recent financial statements for each Company Benefit Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Benefit Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Benefit Plan; and (vi) all actuarial valuation reports related to any Company Benefit Plans.

(c)      Benefit Plan Compliance. (i) Each Company Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a pre-approved plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Benefit Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Benefit Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity or subagency with respect to any Company Benefit Plan; (vi) there are no material Proceedings pending, or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (in each case, other than routine claims for benefits); and (vii) neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)      Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or Section 412 and related funding provisions of the Code or foreign Law relating to any Company Benefit Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Benefit Plan; (ii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; or (iii) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA. No complete or partial termination of any Company Benefit Plan has occurred or is expected to occur.

(e)      Certain Company Benefit Plans. With respect to each Company Benefit Plan:

(i)       no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)      no Company Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iii)     no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Benefit Plan.

(f)      No Post-Employment Obligations. Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, no Company Benefit Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA, and neither the Company nor any Company ERISA Affiliate has any liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA.

(g)      Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Benefit Plan, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan; and (ii) no Company Benefit Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h)      Section 409A Compliance. Each Company Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)       Effect of Transaction. Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement, the consummation of the Offer, the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Benefit Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Benefit Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the Offer, the Merger, or any other transaction contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(j)       Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)      Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12     Real Property; Title to Assets.

(a)      Section 3.12(a)) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid indefeasible fee simple title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof. Other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)      The Company Owned Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each parcel of Company Owned Real Property is in compliance with all existing Laws applicable to such Company Owned Real Property, (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Owned Real Property, and (iii) to the Knowledge of the Company, the Company Owned Real Property and buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof constituting or located on the Company Owned Real Property is in reasonably good condition and repair (ordinary wear and tear excepted) and sufficient for the current use.

(c)      The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13     Environmental Matters.

(a)      The Company and each of its Subsidiaries (i) is and for the past three years has been in compliance in all material respects with all, and is not subject to any material liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all material Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is and for the past three years has been in compliance in all material respects with their respective Environmental Permits.

(b)      There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any material violation of, or material liability under, Environmental Laws relating to any Release or threatened Release of any Hazardous Materials.

(c)       None of the Company or any of its Subsidiaries (i) has disposed of, arranged for the disposal of, Released, exposed any Person to, or manufactured, sold, or distributed products containing, any Hazardous Materials, in each case as would give rise to material liability under Environmental Laws, (ii) as of the date of this Agreement, has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (iii) as of the date of this Agreement, is an indemnitor by Contract in connection with any claim, demand, suit or action threatened or asserted by any third-party for any material liability under any Environmental Law or otherwise relating to any Hazardous Materials.

Section 3.14     Material Contracts.

(a)      Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets are bound (and any amendments thereto):

(i)        any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)       any Contract with: (A) the Company’s top ten (10) customers (“Key Customers”), and (B) top ten (10) suppliers (“Key Suppliers”), excluding in each case purchase orders entered into in the ordinary course of business consistent with past practice that do not involve an amount in excess of $500,000 (measured by dollar volume of purchases of the Company during the twelve (12) months ended December 31, 2024);

(iii)      any active Government Contract that is reasonably expected to result in total annual revenues in excess of $500,000, or any active offer, quotation, bid or proposal to sell products or services made by the Company or any of its Subsidiaries to any Governmental Entity or any prime contractor or subcontractor that, if accepted or awarded, would reasonably be expected to result in total annual revenues in excess of $500,000;

(iv)      any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, performance or services or delivery of assets to or by the Company or any of its Subsidiaries of any value reasonably expected to exceed $500,000 in any twelve (12)-month period after the date of this Agreement;

(v)       any Contract that is expected to result in a loss (based on the calculation of standard cost) to the Company or any of its Subsidiaries, except to the extent that such loss, in the aggregate, is less than $500,000;

(vi)      any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, or (B) member of the Company Board;

(vii)     any Contract that (A) materially limits the ability of the Company or any of its Subsidiaries (1) to compete or provide services in any line of business or with any Person or in any geographic area or (2) from operating its business in any manner (other than with respect to soliciting or hiring employees) or locations, (B) involves an amount in excess of $500,000 and contains a “most favored nation” provision in favor of the counterparty thereto, (C) grants any right of first refusal, right of first offer, development rights or distribution rights to any Person with respect to any material right or asset of the Company or any of its Subsidiaries or (D) includes “take or pay” requirements or similar provisions obligating the Company or any of its Subsidiaries to obtain a minimum quantity of goods or services from another Person;

(viii)    any Contract related to any transaction required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(ix)      any Contract providing for indemnification by the Company or any Subsidiary thereof, that is material to the Company or its Subsidiaries, taken as a whole, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(x)       any Contract relating to the acquisition or disposition of any equity interests in or assets or business of, any Person, entered into since January 1, 2022, in each case with a fair market value or purchase price in excess of $2,000,000 or that has material continuing rights or obligations that remain in effect as of the date of this Agreement, other than the purchase or sale of inventory, supplies or other materials in the ordinary course of business;

(xi)      any material Contract pursuant to which the Company or any of its Subsidiaries agrees to purchase all of its requirements for any goods or services exclusively from any Person or to sell to any Person all of such Person’s requirements for any goods or services; or

(xii)     any Contract or series of related Contracts (A) relating to indebtedness for borrowed money, (B) constituting a guarantee by the Company or any of its Subsidiaries of the obligations of any other Person (other than a wholly-owned Subsidiary of the Company) for borrowed money or (C) providing for the imposition any Lien, other than Permitted Liens, on any Equity Interests or other material assets of the Company or any of its Subsidiaries.

(b)      Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Contract set forth or required to be set forth in Section 3.14(a) of the Company Disclosure Schedule (the “Company Material Contracts”) is valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is and in full force and effect and enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity), (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under each Company Material Contract, and it is not (with or without notice or lapse of time, or both) in material breach or default thereunder and, to the Knowledge of the Company as of the date of this Agreement, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no event has occurred or circumstance exists which (with or without notice or lapse of time, or both) would constitute a breach or default thereunder, and (iii) since January 1, 2022 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential breach or violation of, default under, or failure to comply with, any term or requirement of any Company Material Contract, or any written notice of revocation, cancellation or termination of any Company Material Contract, except, in each case, for any such breaches, defaults, violations or other occurrences which would not be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written notice from a Key Customer or Key Supplier that it intends to materially adversely alter, terminate or fail to renew its relationship with the Company or any of its Subsidiaries.

(c)       As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Company Material Contract with each Key Customer, none of which have been amended or modified in any respect (whether before or after the date of this Agreement). The Company has made available to Parent true and complete copies of each other Company Material Contract (including any amendments or modifications thereto) as of the date of this Agreement.

Section 3.15     Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance of a scope and coverage as is sufficient to comply with applicable Law and in accordance with standard industry practices, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, and all premiums due and payable thereon have been paid and (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written notice of cancellation, invalidation or termination or, as of the date of this Agreement, denial of coverage, rejection of a material claim or material adjustment in the amount of the premiums payable under any material insurance policy maintained by the Company or any of its Subsidiaries.

Section 3.16     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents (and any amendment or supplement thereto) will, when filed with the SEC, when distributed or disseminated to holders of Company Shares, and at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions of the Offer Documents that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions of the Schedule 14D-9 that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein).

Section 3.17     Broker’s Fees. Except for the Company’s obligations to Houlihan Lokey, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions. The Company has made available true, correct and complete copies (which, for this purpose, includes by email) of all agreements under which Houlihan Lokey is entitled to any such fees or commissions in connection with the Offer, Merger or any of the other transactions contemplated by this Agreement.

Section 3.18     Opinion of Financial Advisor. Houlihan Lokey, the Company’s independent financial advisor has delivered to the Company Board its opinion (the “Fairness Opinion”) in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications, and other matters set forth therein, the Offer Price to be received by the holders of Company Shares (other than Company Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A true, complete and correct copy of the Fairness Opinion has been delivered to Parent on a non-reliance basis and for informational purposes only. As of the date of this Agreement, such Fairness Opinion has not been withdrawn, revoked, or modified.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01     Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02     Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no Parent or Merger Sub stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party other than Parent’s approval and adoption of this Agreement, in its capacity as sole stockholder of Merger Sub, which will be obtained by written consent to be effective immediately after the execution of this Agreement. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity).

Section 4.03     No Conflicts.

(a)      None of the execution and delivery of this Agreement by Parent and Merger Sub, the making of the Offer, the acceptance for payment or payment for Company Shares pursuant to the Offer, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect.

(b)      Assuming the accuracy of the representations and warranties of the Company in Section 3.04, none of the execution and delivery of this Agreement by Parent and Merger Sub, the acceptance for payment or payment for Company Shares pursuant to the Offer, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE American, (ii) filings required under, and compliance with any applicable requirements of, any applicable Competition Laws, (iii) the filing and effectiveness of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04     Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment or supplement thereto) will, when filed with the SEC, when distributed or disseminated to the to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions of the Schedule 14D-9 that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein). The Offer Documents (and any amendment or supplement thereto), will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that make no representation or warranty is made by Parent or Merger Sub with respect to such portions of the Offer Documents that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein). The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 4.05     Financial Capability. Parent has or will have, and will cause Merger Sub to have, at the Offer Closing and prior to the Effective Time, sufficient funds to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 4.06     Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Proceeding against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.07     Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Company Shares as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.08     Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement, the Offer, the Merger, or any of the other transactions contemplated by this Agreement for which the Company would be liable.

Section 4.09     Ownership of Merger Sub. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Offer and the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

ARTICLE V
COVENANTS

Section 5.01     Conduct of Business of the Company. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as set forth in Section 5.01 of the Company Disclosure Schedule, as required by applicable Law or as otherwise expressly required by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, (ii) use its commercially reasonable efforts to (x) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations, and (y) maintain and preserve intact its current operations and material assets. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Schedule, as required by applicable law or as otherwise expressly required by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)      amend its certificate of incorporation or bylaws or equivalent organizational documents (including by merger, consolidation or otherwise);

(b)      issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests or voting securities in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests or voting securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or voting securities or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Company Shares upon settlement of Company PSUs outstanding as of the date hereof in accordance with their existing terms;

(c)      sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of the Company or any of its Subsidiaries, except (i) pursuant to the express terms of any Company Material Contract in effect as of the date hereof, (ii) the sale or disposition of property or assets with a fair market value not in excess of $250,000 individually or $500,000 in the aggregate, or (iii) the sale of inventory in the ordinary course of business consistent with past practice;

(d)      declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or distributions under the ESOP as permitted by this Agreement;

(e)       reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except (i) with respect to any wholly-owned Subsidiary of the Company, (ii) the acceptance of Company Shares as payment for withholding taxes incurred in connection with the settlement of Company Restricted Shares or Company PSUs, in each case in accordance with past practice and the existing terms of the applicable Company Equity Plan and applicable award agreement(s), or (iii) the forfeiture of unvested Company Restricted Shares or Company PSUs upon termination of service;

(f)       merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly-owned Subsidiary of the Company;

(g)      acquire (including by merger, consolidation, or acquisition of stock or assets) any Person (or any business line or division thereof) or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

(h)      adopt a stockholder rights plan, “poison pill” or other similar plan or arrangement or enter into any agreement with respect to the voting of its capital stock or that results in the appointment of any director to the Company Board;

(i)       incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except (i) in connection with refinancings of existing indebtedness on terms no less favorable to the Company (and in an aggregate principal amount not in excess of) such existing indebtedness, (ii) for borrowings under the Company’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business, and (iii) indebtedness not to exceed $500,000 in the aggregate that can be repaid and terminated at the Closing without any material prepayment or similar penalty;

(j)       make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

(k)      terminate, cancel or renew, or agree to any amendment or modification to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, other than, with respect to any Company Material Contract other than with a Key Customer or other customer who would reasonably be expected to have been a Key Customer had such Company Material Contract been in effect from January 1, 2024, in the ordinary course of business consistent with past practice;

(l)       make any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $250,000;

(m)     except to the extent required by (x) applicable Law, (y) the existing terms of any Company Benefit Plan disclosed in Section 3.11(a) of the Company Disclosure Schedule as in effect as of the date hereof, or (z) disclosed in Section 5.01(m) of the Company Disclosure Schedule: (i) increase the compensation or benefits payable or to become payable to any director, officer, employee or independent contractor, other than annual merit increases in annual base salary or base rate of pay for employees (other than officers), in each case, in the ordinary course of business consistent with past practice; (ii) amend any Company Benefit Plan (other than any administrative amendment that could not reasonably be expected result in more than de minimis additional cost to the Company or its affiliates, or obligate the Company or its affiliates to maintain such Company Benefit Plan beyond the Closing Date), or establish, adopt, enter into any new arrangement that if in effect on the date hereof would be a Company Benefit Plan (for the avoidance of doubt, including, any employment, severance, change in control, retention, bonus guarantee or similar agreement or arrangement); (iii) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (including funding any grantor trust); (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation; (v) grant any equity-based or equity-linked awards; (vi) enter into any collective bargaining agreement, or any works council, labor union or similar agreement or arrangement; (vii) hire any employee or engage any individual independent contractor, other than to fill a position that is open as of the date of this Agreement or that becomes open in the ordinary course of business after the date of this Agreement due to the termination or resignation of an employee or individual independent contractor; provided that the annual salary or wage rate or consulting fee paid and incentive opportunity offered to such new employee or individual independent contractor shall not be materially greater than the market annual salary or wage rate or consulting fee paid and incentive opportunity with respect to such position (and, with respect to such positions that become open in the ordinary course of business due to the termination or resignation of such employee or individual independent contractor, as of immediately prior to the termination of the preceding employee or independent individual contractor); and provided further that the annual salary or wage rate or consulting fee paid and incentive opportunity offered (at target) shall not be in excess of $250,000; (viii) terminate the employment (other than for cause) of any officer, employee or independent contractor with annual target compensation in excess of $250,000; or (ix) promote any officers or employees, except for a promotion of any employee that is in the ordinary course of business consistent with past practice and prior notice of which is provided to the Parent;

(n)      make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(o)      (i) accelerate, write off or discount any accounts receivable of the Company or any Subsidiary in advance of its due date, (ii) delay payment of any accounts payable or other liabilities of the Company or any Subsidiary beyond its due date, (iii) change its practices with respect to the treatment of inventory or its accounting principles with respect to inventory or inventory reserves, or (iv) make any material change in the cash management practices of the Company and its subsidiaries, other than, with respect to clauses (i) and (ii), in the ordinary course of business consistent with past practice;

(p)      compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements of Proceedings (excluding Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(q)      (i) make, change or revoke any material Tax election, (ii) change any of its methods of reporting income or deductions for Tax purposes (or file a request to make any such change), (iii) settle or compromise any material Tax liability, claim, audit or dispute, (iv) surrender any right to claim a material Tax refund, (v) file any amended Tax Return with respect to any Tax, (vi) enter into any Tax allocation, sharing, indemnity or closing agreement (other than any such agreement entered into in the ordinary course of business the principal purpose of which is unrelated to Tax), or (vii) waive or extend the statute of limitations with respect to any Tax other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(r)       enter into any new line of business or materially alter any existing line of business, other than in the ordinary course of business;

(s)       voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) any material insurance policies covering the Company, any of its Subsidiaries or any of their respective businesses, assets or properties; or

(t)       authorize or enter into any Contract or otherwise make any legally-binding commitment to do any of the foregoing.

Section 5.02     Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Offer, the Merger, or the other transactions contemplated by this Agreement.

Section 5.03     Access to Information; Confidentiality.

(a)      From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to the Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) promptly furnish such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as the Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties, or (C) breach, contravene or violate any applicable Law or any applicable rules or regulations of any applicable United States securities exchange.

(b)      Each of the Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.03 for any competitive or other purpose unrelated to the consummation of the Offer and the Merger. The Confidentiality Agreement, dated March 18, 2025 by and between the Company and Parent (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.03 by the Company, its Subsidiaries and their Representatives.

Section 5.04     No Solicitation.

(a)      From and after the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, (y) deliver a written notice to any such Third Party to the effect that the Company is terminating all discussions and negotiations with such Third Party with respect to any Acquisition Proposal, and (z) if such Third Party has executed a confidentiality agreement in connection therewith, request the prompt return or destruction of all confidential information relating to the Company and any of its Subsidiaries, subject to the terms and conditions of such confidentiality agreement, and terminate any diligence access through physical or electronic dataroom(s) previously granted to such Third Party. Except as expressly permitted by this Section 5.04, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with ARTICLE VII, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to on behalf of the Company, (x) initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof, or (y) engage in, continue or otherwise participate in any discussions or negotiations with a Third Party regarding (other than to inform any Third Party of the existence of the provisions contained in this Section 5.04) any Acquisition Proposal or (z) furnish or provide any nonpublic information in connection with any Acquisition Proposal. Except as expressly permitted by this Section 5.04, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with ARTICLE VII, neither the Company Board nor any committee thereof shall, directly or indirectly, (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9, (iv) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement, (v) fail to publicly affirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request from Parent to provide such affirmation following a publicly known Acquisition Proposal, (vi) approve, authorize or cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (a “Company Acquisition Agreement”), or (vii) resolve or agree, or publicly announce an intention, to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vii) of this sentence, a “Change of Board Recommendation”).

(b)      Notwithstanding anything to the contrary contained in Section 5.04(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.04 with respect to such Acquisition Proposal and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes (or would reasonably be expected to lead to) a Superior Proposal and determines, after consultation with its outside legal counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements, and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, the Company will not furnish any non-public information concerning the Company or its Subsidiaries to the Third Party that has not been previously provided or made available to Parent or Merger Sub unless the Company Board determines, after consultation with its outside legal counsel, that its failure to furnish such information would be inconsistent with its fiduciary duties under applicable Law, in which case such information may be provided or made available to the Third Party and to Parent and Merger Sub simultaneously.

(c)       The Company shall promptly (and in any event within one Business Day) notify Parent in writing of the receipt of any Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including its material terms and conditions), except (and solely to the extent) such notification and/or disclosure is prohibited by the terms of a confidentiality agreement to which the Company is a party as of the date of this Agreement, in which case the notice shall include a redacted copy of such Acquisition Proposal identifying the purchase price, form of consideration of the Acquisition Proposal, and any other material terms thereof, but excluding the identity of the Third Party making such Acquisition Proposal. Without limiting the foregoing, the Company shall keep Parent promptly informed (and in any event within one Business Day) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company promptly (and in any event within one Business Day) advises Parent that it is taking such action and the identity of the Persons with respect to which it is taking such action.

(d)      Notwithstanding anything to the contrary contained in Section 5.04(a), if (X) the Company has received a bona fide written Acquisition Proposal that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, which did not result from a material breach of this Section 5.04, or (Y) an Intervening Event occurs, the Company Board may at any time prior to the Acceptance Time, effect a Change of Board Recommendation with respect to such Superior Proposal or Intervening Event, subject to the requirements of this Section 5.04(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.04(d) unless:

(i)       the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Change of Board Recommendation in response to the receipt of such Superior Proposal or the occurrence of such Intervening Event would be inconsistent with its fiduciary duties under applicable Law;

(ii)      the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such actions, which notice shall specify the basis for such Change of Board Recommendation, and if such Change of Board Recommendation relates to a Superior Proposal, the identity of the Third Party making such Superior Proposal, the material terms and conditions of such Superior Proposal, and shall include a copy of the applicable Company Acquisition Agreement that is the definitive agreement for such Superior Proposal;

(iii)     during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed by Parent and intended to cause the relevant Acquisition Proposal or Intervening Event to no longer warrant a Change of Board Recommendation; and

(iv)     at the end of such Notice Period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered by Parent (the “Proposed Changed Terms”) by no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that (X) the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and that failure to make a Change of Board Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law or (Y) even if such Proposed Changed Terms were to be given effect, failure to make a Change of Board Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

In the event of (X) any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal or (Y) change to the circumstances related to the Intervening Event, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.04(d) (which shall apply mutatis mutandis) with respect to such new written notice, except that in the case of such a new written notice, the Notice Period shall be three (3) Business Days.

(e)      Nothing contained in this Section 5.04 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would breach, or would be inconsistent with, its fiduciary duties or violate applicable Law; provided that (x) any Change of Board Recommendation may only be made in accordance with Section 5.04(d) and Section 5.04(e) and (y) nothing in the foregoing shall be deemed to affect whether or not such a disclosure (other than as described in the immediately following sentence) in and of itself would be deemed to be a Change of Board Recommendation and be subject to all consequences thereof. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9(f) promulgated under the Exchange Act or any factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal shall not constitute a Change of Board Recommendation.

(f)       The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.04 by any of its Representatives shall be deemed to be a breach of this Section 5.04 by the Company.

(g)      For purposes of this Agreement:

(i)       “Acquisition Proposal” means any inquiry, offer or proposal from a Third Party concerning (A) a merger, consolidation, recapitalization, liquidation, dissolution, business combination transaction or similar transaction involving the Company, as a result of which the owners of the Equity Interests of the Company immediately prior to such event do not own 85% or more of the Equity Interests and voting power of the Company immediately following such event in substantially similar proportions as owned as of the date hereof, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, with respect to assets, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (C) an issuance or acquisition (including by way of merger, consolidation, business combination, share exchange or otherwise) of Equity Interests representing 15% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Offer and the Merger).

(ii)      “Intervening Event” means a material event, fact, development, circumstance or occurrence occurring or arising after the date hereof that does not result from a breach of this Agreement and that affects or would be reasonably likely to affect the business, assets or operations of the Company or any Subsidiary that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement and that becomes known by the Company Board after the date of this Agreement and prior to the Acceptance Time; provided that (w) any event, fact, development, circumstance or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters related thereto, (x) any event, fact, development, circumstance or occurrence that results from the announcement, pendency or consummation of this Agreement and the transactions contemplated hereby or actions required to be taken or refrained from being taken pursuant to this Agreement, (y) the fact that the Company meets or exceeds an internal or analyst expectations or projections, or (z) any changes or lack thereof in the market or trading volume of the Company Shares will not be deemed, individually or in the aggregate, to constitute an Intervening Event. In addition, any change in the composition of the Company Board will not constitute an Intervening Event (and, for the avoidance of doubt, will not be deemed to have any impact whatsoever on what was known or reasonably foreseeable by the Company Board as of the date of this Agreement).

(iii)     “Superior Proposal” means a bona fide written Acquisition Proposal (except the references to “15%” and “85%” in the definition thereof shall be replaced by “50%” for purposes of this definition) that is received after the date of this Agreement and is not solicited or received in violation, or resulting from any breach, of this Section 5.04 and that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger (taking in account any Proposed Changed Terms).

Section 5.05    Notices of Certain Events. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE VII, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NYSE American (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions set forth in this Agreement being incapable of satisfaction. Any such notice pursuant to this Section 5.05 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in this Agreement have been satisfied or give rise to any right of termination set forth in ARTICLE VII.

Section 5.06    Employees; Benefit Plans.

(a)      For a period of one year following the Effective Time (or, if earlier, until the date of termination of employment of the Continuing Employee with Parent or the Parent Subsidiaries (including the Surviving Corporation), Parent shall (i) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who remains employed by Parent or the Parent Subsidiaries (including the Surviving Corporation) following the Effective Time (each a “Continuing Employee”) a base salary or wage rate (as applicable), annual bonus opportunity and severance benefits that are no less favorable than the base salary or wage rate (as applicable), annual bonus opportunity and severance benefits provided to such Continuing Employee immediately prior to the Effective Time (in the case of annual bonus opportunity and severance benefits, only to the extent disclosed in Section 3.11(a) of the Company Disclosure Schedule) and (ii) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide employee benefits (excluding equity or equity-linked compensation and excluding benefits provided pursuant to any defined benefit pension plan) to each Continuing Employee that are, taken as a whole, at least as favorable in the aggregate as the employee benefits provided to such Continuing Employee immediately prior to the Effective Time and listed on Section 3.11(a) of the Company Disclosure Schedule.

(b)      With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation and paid time-off plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation where length of service is relevant, in any case, to the same extent as such Continuing Employee was entitled prior to the Effective Time under any similar Company Benefit Plan; provided, however, that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, (ii) with respect to a newly established plan for which prior service is not taken into account, or (iii) if it results in benefit accruals with respect to any defined benefit pension plan or retiree health and welfare plans.

(c)      Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to take reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to take reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d)      The Company shall terminate each Company Benefit Plan intended to qualify under Section 401(a) of the Code (a “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, unless Parent notifies the Company in writing Seller at least five (5) days prior to the Closing Date that termination of such Company 401(k) Plan is not necessary. The Company shall, prior to the Closing Date, provide Parent with evidence satisfactory to Parent that each Company 401(k) Plan has been terminated effective no later than the day before the Closing Date (the form and substance of the resolutions subject to the prior review and approval of Parent).

(e)      If the Company terminates any Company 401(k) Plan in accordance with the foregoing, Parent shall permit each Continuing Employee who is, at the time that such termination is requested by Parent, actively employed and participating in the applicable Company 401(k) Plan to elect a “direct rollover” of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) into Parent’s applicable defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Parent 401(k) Plan”) in the form of cash, promissory notes (in the case of outstanding loans) or a combination thereof in an amount equal to the full account balance (including earnings thereon) distributed to such Continuing Employee from the applicable Company 401(k) Plan (the “Rollover”); provided, that Parent will only permit the Rollover (or cause the Parent 401(k) Plan to accept the Rollover) if, in Parent’s reasonable good faith judgment, such Rollover will not result in liability to Parent or its Affiliates (including, but not limited to, liability by reason of the applicable Company 401(k) Plan failing to be a tax-qualified plan under Section 401(a) of the Code.

(f)      Prior to making any material written communications to any Company Employees pertaining to compensation or benefit matters that are affected by the Merger or the transactions contemplated by this Agreement, the Company shall use commercially reasonable efforts to provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider in good faith any reasonable good-faith comments timely received from Parent in providing any such communication.

(g)     Without limiting the generality of Section 8.10, the provisions of this Section 5.06 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.06 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing, subject to Parent’s covenants in Section 5.06(a) above; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

(h)     The Company shall take such action as may be necessary under the Company’s Employee Stock Ownership Plan (the “ESOP”) to terminate the ESOP effective as of the day immediately preceding the Effective Time. The Company shall make the final contribution to the ESOP in an amount not to exceed the amount disclosed in Section 5.06(h) of the Company Disclosure Schedule immediately after the date of this Agreement and shall not make any additional contributions to the ESOP thereafter. The Company shall provide timely notice of termination of the ESOP in accordance with the terms of the ESOP.

Section 5.07    Directors’ and Officers’ Indemnification and Insurance.

(a)      From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter under applicable Law), to the extent provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 5.07 of the Company Disclosure Schedule, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters any action or omission by such Indemnitee relating to their position with the Company or its Subsidiaries occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)      Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 5.07 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organizational documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.07 of the Company Disclosure Schedule, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were Indemnitees; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or claim.

(c)      For six years from and after the Effective Time, Parent shall maintain for the benefit of those persons that are directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, directors’ and officers’ liability insurance and fiduciary liability insurance that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage then available; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid by the Company prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions, and the Company shall use its reasonable best efforts to purchase (after reasonable consultation with Parent) such prepaid “tail” policies prior to the Effective Time.

(d)      In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.07.

(e)      The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.07 of the Company Disclosure Schedule. From and after the Effective Time, the obligations of Parent under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07).

(f)      Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.

Section 5.08     Appropriate Action; Consents; Filings.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Offer, the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable efforts to accomplish the following: (i) only if and to the extent requested in writing by Parent, obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Company Material Contract to which the Company or any of its Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound (provided, that the Company shall not pay or agree to pay any material consent fees or other material payments requested by any such third parties without the written consent of Parent, not to be unreasonably withheld, conditioned or delayed), (ii) obtain all necessary actions or nonactions, waiting period expirations or terminations, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with applicable Competition Laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws), (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Offer, the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances and acceptable to the relevant Governmental Entity, shall provide the other party or its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b)      Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, except as otherwise approved by Parent in its sole discretion, neither Parent nor any of its Subsidiaries or affiliates shall be required, nor shall the Company or any of its Subsidiaries be permitted, to sell, hold separate, transfer or license or otherwise dispose of any of their respective assets or businesses, conduct their business in a specified manner, agree to any of the foregoing, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to, any assets of Parent or the Company or their respective Subsidiaries, except to the extent that such actions involve business or assets of Parent or any of its Subsidiaries (but not the Company or any of its Subsidiaries) that, in the aggregate, generated EBITDA in the trailing twelve months of no more than $3,000,000. For these purposes, “EBITDA” refers to EBITDA as calculated by TransDigm Group Incorporated in a manner consistent with the methodology utilized in its public earnings releases.

(c)      Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer and the Merger and notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 5.09     Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and give good faith consideration to such comment, or (b) with respect to any press release or other public statement by the Company permitted by Section 5.04. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall (i) file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits and (ii) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching its press release. Parent and Merger Sub shall file a pre-commencement communication on Schedule TO with the SEC attaching the press release.

Section 5.10     Anti-Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Offer, the Merger or any other transaction contemplated by this Agreement or the Tender and Support Agreements, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

Section 5.11     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12     Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board or other permissible manner) shall take all such steps as may be required to cause each agreement, arrangement, or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors, or employees pursuant to which consideration is paid to such officer, director, or employee to be approved as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any of the officers, directors or employees of the Company, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 5.12.

Section 5.13     Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE American and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

Section 5.14     Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the transactions contemplated by this Agreement, including the Offer and the Merger (“Transaction Litigation”), and no such settlement of any Transaction Litigation shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any Transaction Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Section 5.15     Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.16     Resignations. At the written request of Parent, the Company shall use its reasonable best efforts to cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.17     FIRPTA Certificate. The Company shall deliver to the Parent (a) a certification in a form tendered by Parent to the Company dated not more than thirty (30) days prior to the date of the consummation of the Offer and (b) to the extent necessary in light of the certification delivered pursuant to clause (a), an additional certification in a form tendered by Parent to the Company dated not more than thirty (30) days prior to the Effective Time, in each case signed by the Company and to the effect that the Company Shares are not “United States real property interests” within the meaning of section 897 of the Code.

Section 5.18     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.19     No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.20     Operations of Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any other business activities and shall not have incurred any liabilities or obligations other than as contemplated herein.

Section 5.21     Ownership of Company Shares. Prior to the Acceptance Time, none of the Parent or Merger Sub or their respective Subsidiaries shall acquire any Company Shares except pursuant to this Agreement.

Section 5.22     Debt Termination. To the extent requested by Parent, the Company and its Subsidiaries shall reasonably cooperate with Parent and Merger Sub to facilitate the payoff by Parent and/or Merger Sub and the termination of any outstanding indebtedness for borrowed money or arrangements therefor as of the Closing Date.

ARTICLE VI
CONDITIONS

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)      Merger Sub shall have irrevocably accepted for payment all Company Shares validly tendered and not withdrawn in the Offer.

(b)      The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Merger.

Section 6.02    Frustration of Closing Conditions. None of the Company, the Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.01 and Section 5.02.

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01    Termination. This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned, by action taken or authorized by the board of directors of the terminating party or parties:

(a)      By mutual written consent of Parent and the Company;

(b)      By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.01) expires and is not consummated as a result of the non-satisfaction of any Tender Offer Condition in a circumstance where Merger Sub has no further obligation to extend the Offer pursuant to Section 1.01 and has not otherwise extended the Offer as permitted pursuant to Section 1.01; except that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the non-satisfaction of any condition to or requirement of the Tender Offer Conditions;

(c)      By either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting, (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Company Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Entity of competent jurisdiction is in effect that prevents or makes illegal the consummation of the Offer or the Merger; provided, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order or the enactment or promulgation of such Law was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.08;

(d)      By either the Company or Parent if the Acceptance Time shall not have occurred on or before the Outside Date; provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.01(d) if it is in breach of this Agreement and such breach has primarily caused or resulted in the failure of the Acceptance Time to have occurred prior to the Outside Date;

(e)      By Parent, if (1) the Company Board shall have made a Change of Board Recommendation or (2) the Company shall have breached Section 5.04 in any material respect;

(f)      By the Company in order to enter into a definitive written Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.04; provided that the Company pays the Company Termination Fee as set forth in Section 7.03(a);

(g)      By Parent, at any time prior to the Acceptance Time, if: (i) there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, in each case, such that any condition to the Offer contained in paragraphs (c)(ii) or (c)(iii) of Annex I is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in paragraphs (c)(ii) or (c)(iii) of Annex I prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(g) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement;

(h)      By the Company, at any time prior to the Acceptance Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the Company is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement; or

(i)      By the Company, if (1) Merger Sub fails to commence the Offer within fifteen (15) Business Days after it is required to do so pursuant to Section 1.01(a), (2) Merger Sub shall have terminated the Offer prior to its applicable expiration date (as such expiration date may be extended and re-extended in accordance with Section 1.01(e)), other than in accordance with this Agreement, or (3) all of the Tender Offer Conditions have been satisfied or waived as of immediately prior to the expiration of the Offer and the Acceptance Time shall not have occurred within three (3) Business Days following the Expiration Date.

Section 7.02    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement shall forthwith become void have no further force and effect (other than the Section 7.02, Section 7.03, and ARTICLE VIII, each of which shall survive termination of this Agreement); provided, that, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

Section 7.03     Termination Fee.

(a)      The parties hereto agree that if this Agreement is validly terminated by Parent pursuant to Section 7.01(e) or by the Company pursuant to Section 7.01(f), then, in the case of a termination by the Company, the Company shall pay fifty percent (50%) of the Company Termination Fee to Parent simultaneously with such termination and the remainder within thirty (30) days after such termination, or, in the case of a termination by Parent, the Company shall pay the Company Termination Fee to Parent within two (2) Business Days thereafter. The “Company Termination Fee” means $5,000,000.

(b)      The parties hereto agree that if (x) this Agreement is validly terminated by the Company or Parent pursuant to Section 7.01(b), Section 7.01(d) or pursuant to Section 7.01(g) for any willful breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, (y) an Acquisition Proposal has been announced publicly or made to the Company after the date hereof and not publicly withdrawn prior to such termination, and (z) the Company enters into a definitive agreement for an Acquisition Proposal (that is later consummated) or otherwise consummates an Acquisition Proposal within twelve (12) months after such termination, then the Company shall pay the Company Termination Fee, to Parent simultaneously with the consummation of such Acquisition Proposal. For purposes of this Section 7.03(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.04(g)(i), except that the references to “15%” therein shall be deemed to be references to “50.1%”.

(c)      All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d)      Each of the parties acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee, (i) interest on the Company Termination Fee from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (ii) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding (the “Enforcement Costs”). For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e)      Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees, on behalf of itself and its Affiliates, that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable pursuant to this Section 7.03 for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(f)      Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 7.03, in circumstances in which the Company Termination Fee is payable, plus, if applicable, the Enforcement Costs, shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law or otherwise) of Parent, Merger Sub, and their respective Affiliates or Representatives (collectively, the “Parent Related Parties”) against the Company and its Subsidiaries and their respective Affiliates or Representatives (collectively, the “Company Related Parties”) and any Person who pays the Company Termination Fee on the Company’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or the Transactions in such circumstances, and upon payment of the Company Termination Fee to Parent pursuant to this Section 7.03, plus, if applicable, the Enforcement Costs, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions. No Parent Related Party shall be entitled to bring or maintain any Proceeding against the Company or any other Company Related Party arising out of or in connection with this Agreement or the Transactions (or the abandonment or termination thereof), and Parent shall use its reasonable best efforts to cause any Proceeding pending in connection with this Agreement or the Transactions, to the extent maintained by Parent or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, although Parent and Merger Sub may pursue both a grant of specific performance and the Company Termination Fee, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the obligation to close the Transactions contemplated by Section 8.13 and the Company Termination Fee.

Section 7.04     Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration.

Section 7.05     Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party or party(ies); (b) waive any inaccuracies in the representations and warranties of the other party or party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) subject to the proviso in Section 7.04 and unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and does not contain any provision that would prohibit the Company from complying with its obligations pursuant to Section 5.04; provided, that any such confidentiality agreement need not prohibit the making of an Acquisition Proposal.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Equity Award” means a Company Restricted Share or a Company PSU granted under the Company Equity Plan, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect (an “Effect”) that, individually or in the aggregate, (i) has, or would be reasonably expected to have, a material adverse effect on the business, properties, assets, condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered solely to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries (and, in the case of clause (c), the same geography in which the Effect occurs): (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other disease or health crisis, (d) the public announcement or pendency of this Agreement and the Transactions (provided, that the exception in this clause (d) shall not apply in the context of any representation or warranty set forth in Section 3.04), (e) any Transaction Litigation or any demand, action, claim or proceeding for appraisal of any Company Shares pursuant to the DGCL in connection with this Agreement and the Transactions, (f) changes in the trading price or trading volume of Company Shares or any suspension of trading, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, (g) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, or (h) any actions taken, or failure to take any action, in each case, to which Parent or Merger Sub has approved, consented or requested in writing or that is required or prohibited by this Agreement, solely to the extent the consequences of such an approval or consent made by the Company are known to or reasonably foreseeable by Parent or Merger Sub, as applicable, or (ii) would, or would be reasonably expected to, prevent or materially impair or materially delay the consummation by the Company of the transactions contemplated by this Agreement; provided, however, that any Effects arising out of, resulting from or attributable to any investigation of the Transactions pursuant to applicable Competition Laws shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Material Intellectual Property” means the Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries and that is material to the current business of the Company and its Subsidiaries.

“Company Owned Intellectual Property” means Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the legally-binding agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Claims” means any Proceeding or written investigation, order, demand, allegation, accusation or notice by any Person or entity alleging actual or potential violation of or liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with another Person, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” mean any Contract between the Company or any of its Subsidiaries and (a) a Governmental Entity, (b) any prime contractor of a Governmental Entity, or (c) any subcontractor at any tier with respect to any Contract of a type described in clause (a) or (b) above.

“Governmental Entity” means any national, supranational, federal, state, county, provincial, municipal, local or foreign government, or other political subdivision thereof, including commission or authority, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, including any court of competent jurisdiction, any arbitral body or any administrative, regulatory (including any stock exchange) or other agency.

“Hazardous Material” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications, registrations and renewals in connection therewith; (c) all copyrights (whether or not published), mask works, and industrial designs, and all applications, registrations and renewals in connection therewith; (d) mask works and industrial designs, and all applications and registrations in connection therewith; and (e) trade secrets and other intellectual property rights in confidential and proprietary information (including any intellectual property rights in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the executive officers of the Company; and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent.

“Law” means any applicable national, provincial, state, municipal and local laws (including controlling common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, conditional sales or other title retention agreement, easement, right of way or other title defect, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“NYSE American” means the NYSE American LLC or any successor that is a national securities exchange registered under Section 6 of the Exchange Act

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Parent Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect, or failure to perform any covenant or obligation in this Agreement, that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or delay, the consummation by Parent or Merger Sub of any of the transactions contemplated this Agreement.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) any other Liens the validity or amount of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP on the Company SEC Financial Statements, (d) (i) applicable building, zoning and land use regulations regulating the use or occupancy of Company Owned Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Owned Real Property which are not violated by the current use or occupancy of such Company Owned Real Property or the operation of the businesses thereon, and (ii) other imperfections or irregularities in title, charges, restrictions and other encumbrances of record that do not materially detract from the use or operation of the assets or properties to which they relate, (e) any obligations in respect of letters of credit and performance and construction bonds issued in the ordinary course of business consistent with past practice, (f) any non-exclusive license granted in the ordinary course of business consistent with past practice, and (g) such imperfections of title and encumbrances as are disclosed in the Company Disclosure Schedule.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Proceedings” means all actions, suits, claims, audits, litigation or proceedings, in each case, by or before (or that could be brought before) any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” or “Taxes” means all federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including, without limitation, income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to the determination, collection or imposition of any Tax.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Tax Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“willful and material breach” means a material breach that is a consequence of an act (including the failure to act) undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, result in or constitute a material breach of this Agreement.

Section 8.02     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Time”	Section 1.01(b)
“Acquisition Proposal”	Section 5.04(g)(i)
“Agreement”	Preamble
“Book-Entry Company Shares”	Section 2.02(b)(ii)
“Certificate of Merger”	Section 1.04
“Certificates”	Section 2.02(b)(i)

“Change of Board Recommendation”	Section 5.04(a)
“Closing”	Section 1.04
“Closing Date”	Section 1.04
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.04(a)
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.03(b)
“Company Bylaws”	Section 3.01
“Company Charter”	Section 3.1
“Company Disclosure Schedule”	ARTICLE III
“Company Employee”	Section 3.11(a)
“Company Benefit Plans”	Section 3.11(a)
“Company Equity Plan”	Section 2.04(c)
“Company Material Contracts”	Section 3.14(b)
“Company Option”	Section 2.04(a)
“Company Owned Real Property”	Section 3.12(a)
“Company PSU”	Section 2.04(b)
“Company Preferred Stock”	Section 3.02(a)
“Company Registered Intellectual Property”	Section 3.08(a)
“Company Restricted Share”	Section 2.04(a)
“Company SEC Documents”	Section 3.05(a)
“Company SEC Financial Statements”	Section 3.05(c)
“Company Securities”	Section 3.02(b)(ii)
“Company Shares”	Recitals
“Company Share Offer”	Recitals
“Company 401(k) Plan”	Section 5.06(d)
“Confidentiality Agreement”	Section 5.03(b)
“Continuing Employee”	Section 5.06(a)
“D&O Insurance”	Section 5.07(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.03
“Effect”	Section 8.01
“Effective Time”	Section 1.04
“ESOP”	Section 5.06(h)
“Expiration Date”	Section 1.01(d)
“Fairness Opinion”	Section 3.18
“Indemnitee”	Section 5.07(a)
“Initial Expiration Date”	Section 1.01(d)
“Key Customers”	Section 3.14(a)(ii)
“Key Suppliers”	Section 3.14(a)(ii)
“Merger”	Recitals
“Merger Consideration”	Section 2.01(a)
“Merger Sub”	Preamble
“Minimum Condition”	Section 1.01(a)
“Notice Period”	Section 5.04(d)(iii)

“Offer”	Recitals
“Offer Documents”	Section 1.01(g)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.01(c)
“Outside Date”	Section 1.01(e)
“Parent”	Preamble
“Parent Subsidiary”	Section 4.03(a)
“Parent 401(k) Plan”	Section 5.06(d)
“Paying Agent”	Section 2.02(a)
“Permits”	Section 3.09(b)
“Proposed Changed Terms”	Section 5.04(d)(iv)
“Rollover”	Section 5.06(d)
“Sarbanes-Oxley Act”	Section 3.05(b)
“Schedule TO”	Section 1.01(g)
“Schedule 14D-9”	Section 1.02(a)
“Superior Proposal”	Section 5.04(g)(iii)
“Surviving Corporation”	Section 1.03(a)
“Tender and Support Agreements”	Recitals
“Tender Offer Conditions”	Section 1.01(a)
“Termination Condition”	Section 1.01(a)
“Termination Fee”	Section 7.03(a)
“Transaction Litigation”	Section 5.14
“Transactions”	Section 1.03(a)

Section 8.03    Mutual Drafting; Interpretation. Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “dollars” “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

Section 8.04    Non-Survival of Representations and Warranties. None of the representations, warranties or covenants contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, except that this Section 8.04 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

Section 8.05    Governing Law. This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.06    Submission to Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.08. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.07    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.07.

Section 8.08    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.08):

If to Parent or Merger Sub, to:	TransDigm Inc. US Bank Centre 1350 Euclid Avenue, Suite 1600 Cleveland, OH 44115 Attention: Jessica L. Warren, General Counsel Email: jwarren@transdigm.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Baker & Hostetler LLP 127 Public Square, Suite 2000 Cleveland, OH 44114 Attention: John Allotta and John Harrington Email: jallotta@bakerlaw.com; jharrington@bakerlaw.com

If to the Company, to:	Servotronics, Inc. 1110 Maple Street Elma, NY 14059 Attention: William F. Farrell, Jr., Chief Executive Officer Email: bfarrell@servotronics.com

with a copy (which will not constitute notice to the Company) to:	Bond, Schoeneck & King, PLLC 200 Delaware Avenue, Suite 900 Buffalo, NY 14202 Attention: Michael C. Donlon, Esq. Email: mdonlon@bsk.com

Section 8.09    Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. Except for the representations and warranties contained in ARTICLE III, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub nor any Person on their behalf relies upon, any other express or implied representation or warranty with respect to the Company or any of the Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them, and that neither Parent nor Merger Sub has relied upon the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as may be expressly set forth in ARTICLE III of this Agreement. The Company Disclosure Schedule contains “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and therefore do not form a part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 8.10    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of the Company Shares to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.04, and (c) the rights of the Indemnified Parties as set forth in Section 5.07.

Section 8.11    Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.12    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.13    Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal Court of the United States of America, or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled. Without limiting the foregoing, the right to specific enforcement hereunder shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Acceptance Time, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding.

Section 8.14    Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
SERVOTRONICS, INC.

By:	/s/ William F. Farrell, Jr.
Name: William F. Farrell, Jr.
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PARENT:
TRANSDIGM INC.

By:	/s/ Kevin Stein
Name: Kevin Stein
Title: President and CEO

MERGER SUB:
TDG RISE MERGER SUB, INC.

By:	/s/ Kevin Stein
Name: Kevin Stein
Title: CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Conditions to the Offer

Notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement and applicable Law, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment any validly tendered (and not validly withdrawn) Company Shares if: (a) the Minimum Condition shall not have been satisfied at 12:00 midnight (New York City time) on the Expiration Date, (b) the Merger Agreement shall have been terminated in accordance with its terms, or (c) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at 12:00 midnight (New York City time) on the Expiration Date:

(i)

the consummation of the Offer or the Merger shall then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity or there shall be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Offer or the Merger;

(ii)

any representation and warranty of the Company (A) contained in Section 3.02(a) and (b) (Capitalization) shall fail to be true and correct in all respects (other than exceptions that are, individually or in the aggregate, de minimis) at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct in all respects (other than exceptions that are, individually or in the aggregate, de minimis) as of such date or time); (B) contained in Section 3.01 (Corporate Organization), Section 3.03(Authority; Execution and Delivery; Enforceability), Section 3.04(a)(i) (No Conflicts), the first sentence of Section 3.14(c) (Material Contracts) and Section 3.17 (Broker’s Fees) shall fail to be true and correct in all material respects at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct in all material respects as of such date or time); or (C) set forth in ARTICLE III (other than the representations and warranties referenced in the immediately foregoing clauses (A) and (B)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect contained therein, shall fail to be true and correct at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that expressly relate to a specific date or time (which need only be so true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

(iii)

the Company shall have breached or failed to perform or comply with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date and such breach or failure shall not have been cured;

Annex I-1

(iv)

since the date of the Merger Agreement, there shall have occurred and be continuing any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect; or

(v)

Parent shall have failed to receive a certificate, dated as of the Expiration Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in paragraphs (ii) and (iii) of paragraph (c) of this Annex I have been satisfied.

(vi)

Parent shall have failed to receive a statement from the Company satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code.

The foregoing conditions are for the sole benefit of the Parent and Merger Sub and may be waived by the Parent or Merger Sub in whole or in part in their discretion (except that the Minimum Condition may not be waived), in each case, subject to the terms of the Merger Agreement and applicable Laws. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by the Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 18, 2025, by and among Parent, Merger Sub and the Company.

Annex I-2